Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-131427 and 333-215171) on Form S-8 of our report dated May 17, 2019, appearing in this Annual Report on Form 11-K of the Oracle Corporation 401(k) Savings and Investment Plan for the year ended December 31, 2018.

/s/ SENSIBA SAN FILIPPO LLP

San Mateo, California

May 17, 2019